Exhibit 99
Southwest Bancorp, Inc.
Communications Provided to Shareholders
In Connection with Distribution of Proxy Materials and Annual Report on Form 10-K

Forward-Looking Statements Southwest Bancorp makes forward-looking statements in the following “Textual Material Provided to Shareholders” that are subject to risks and uncertainties. These forward-looking statements include: statements of Southwest’s goals, intentions, and expectations; estimates of risks and of future costs and benefits; expectations regarding future financial performance of Southwest and its operating segments; assessments of loan quality, probable loan losses, and the amount and timing of loan payoffs; liquidity, contractual obligations, off-balance sheet risk, and market, or interest rate risk; and statements of Southwest’s ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: the amount and timing of future changes in interest rates, market behavior, and other economic conditions; future laws, regulations and accounting principles; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest’s past growth and performance do not necessarily indicate its future results.

Textual Material Provided to Shareholders

Letter to Shareholders from the CEO.
Southwest Bancorp, Inc.
February 27, 2009

Dear Shareholders,

The year 2008 was marked by the economic downturn, which had widespread effects on banking industry profits, balance sheets, and stock prices. In these uncertain times, we are maintaining clear focus on stability, prudent growth, and building long-term value for our shareholders. Key achievements in 2008 were portfolio loan growth in each of our segments and increased capital both from earnings and two securities offerings.

Strategic Vision

Our strategic vision includes growth from existing and additional offices in Oklahoma, Kansas, and Texas, and in carefully selected markets in other nearby states with concentrations of healthcare and health professionals, businesses and their managers and owners, commercial and commercial real estate borrowers, careful expansion of our community banking operations, increases in stable funding sources at reasonable cost, and maintaining capital to support that growth.

In 2008 we achieved portfolio loan growth of $339.6 million, up 16%. Loans from Oklahoma, Kansas, and other states increased, but strategically important Texas markets accounted for most of our portfolio loan growth. At year-end, Texas portfolio loans totaled $947.6 million, or 38% of the total. Our total Texas and Kansas operations account for over 50% our portfolio loans.

Southwest now serves practicing physicians and dentists in 31 states, with concentrations in the Southwest and Midwest.

We expect continued loan growth in 2009, but at a slower annual pace. We also plan to reduce our levels of commercial real estate lending in view of the uncertain economic outlook.

Annual Results

Southwest’s net income available to common shareholders was $14.7 million, a decrease of $6.7 million, or 31.4% from 2007. The 2008 decrease in our earnings is linked to current economic conditions – the competitive pressures that have caused reductions in our net interest margin and the market conditions that have required increases in our allowance for loan losses.

Funding Growth and Stability

We decided to raise capital in early 2008 to support our strategic goals. The new capital is already at work supporting new loans and increasing the strength of Southwest’s subsidiary banks.

Southwest achieved its capital raising goal through two initiatives:

•	The $34.5 million sale of our trust preferred securities in a public offering; and

•	The $70.0 million sale of our preferred securities and warrants in a private placement under the Treasury’ Capital Purchase Program.

The public offering was completed in early July. Shortly after, the public market for all banking securities deteriorated. The Treasury Department developed the Capital Purchase Program in the fall, with the goal of buying nonvoting investment securities in healthy banks to encourage a return to more normal liquidity and help stabilize the markets.

We applied for approval to participate in the voluntary Capital Purchase Program, after determining that its terms were likely to be more favorable than any market alternative. We were approved, as expected, and in December we issued preferred securities and a warrant to the Treasury in the amount we had proposed to sell.

At December 31, 2008, Southwest’s total capital exceeded $405 million, its tier I leverage capital exceeded $369 million, and Southwest and each of its subsidiary banks’ capital ratios exceeded all regulatory standards for being “well capitalized.

Our core deposits (total deposits excluding CDs of $100,000 or more) at year-end were $1.4 billion, up slightly for the year.

Services that “make our customers money.”

Our services include SNB Digital Lockbox, Document Imaging, and Cash Management/Treasury Services. All these services are designed for the healthcare industry and other document-intensive businesses for use in providing measurable office management and cash management benefits, while allowing our customers to improve the quality of service to their patients, clients, and customers. They contribute to Southwest’s ability to gain new noninterest-bearing deposits and to differentiate Southwest from its competitors.

We believe in our communities.

We also remain committed to the communities we serve. Southwest supports local, state, and national service organizations and the arts financially, by donating many hours of voluntary assistance, and by providing leadership in each of our geographic markets.

The Board of Directors joins me in thanking you for your investment and support. We look forward to the future with high energy, a vision for long-term success, and dedication to increase the value of your investment in Southwest.

Sincerely,

Rick Green

Vice Chairman of the Board,
President and Chief Executive Officer,
Southwest and Stillwater National